Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We hereby consent to the use in the Prospectus constituting a part of this Registration Statement on Amendment No. 1 to Form S-1 of our report dated September 19, 2025 (which contains an explanatory paragraph regarding Dynamix Corporation III’s ability to continue as a going concern), relating to the financial statements of Dynamix Corporation III, as of June 30, 2025 and for the period from June 20, 2025 (inception) through June 30, 2025, which is contained in that Prospectus. We also consent to the reference to our firm under the caption “Experts” in the Prospectus.

/s/ WithumSmith+Brown, PC

New York, New York

September 19, 2025